(M)(6)
GOLDMAN SACHS TRUST
     On behalf of each of its Goldman Sachs Financial Square Funds that has designated a class of its shares as the “Cash Management Shares” thereof, but not on behalf of any Goldman Sachs Institutional Liquid Assets Portfolio in existence as of the date set forth below that may in the future be renamed to become a Goldman Sachs Financial Square Fund (e.g., Goldman Sachs Institutional Liquid Assets Tax-Exempt California Portfolio and Goldman Sachs Institutional Liquid Assets Tax-Exempt New York Portfolio).
Cash Management Shares Plan of Distribution
Pursuant to Rule 12b-1
February 11, 2010
     WHEREAS, Goldman Sachs Trust (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);
     WHEREAS, the Trust’s Board of Trustees has divided the Trust’s shares into series and classes and may create additional series and classes from time to time;
     WHEREAS, the Trust has established a class of shares of beneficial interest designated as Cash Management Shares with respect to certain series of the Trust;
     WHEREAS, the Trust, on behalf of each of its Goldman Sachs Financial Square Funds that offers Cash Management Shares, with the exception of any Goldman Sachs Institutional Liquid Assets Portfolio in existence as of the date set forth above that may in the future be renamed to become a Goldman Sachs Financial Square Fund (e.g., Goldman Sachs Institutional Liquid Assets Tax-Exempt California Portfolio and Goldman Sachs Institutional Liquid Assets Tax-Exempt New York Portfolio)(each, a “Fund”), desires to adopt a Cash Management Shares Plan of Distribution pursuant to Rule 12b-1 under the Act (the “Plan”), pursuant to which the Cash Management Shares of each Fund will bear the expenses of distributing the Cash Management Shares and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of this Plan will benefit each Fund and its Cash Management Shares shareholders; and
     WHEREAS, the Trust, on behalf of each Fund, employs Goldman, Sachs & Co. (the “Distributor”) as distributor of its Cash Management Shares pursuant to a Distribution Agreement dated April 30, 1997, as amended from time to time.
     NOW, THEREFORE, the Trust, on behalf of each Fund, hereby adopts, and the Distributor hereby agrees to the terms of, this Plan in accordance with Rule 12b-1 under the Act and on the following terms and conditions:
     1. (a) The Trust, on behalf of each Fund, is authorized to compensate the Distributor for distribution services performed and expenses incurred by the Distributor in connection with each Fund’s Cash Management Shares. The amount of such compensation paid during any one year shall not exceed 0.30% of the average daily net assets of a Fund attributable to such Cash Management Shares. Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees may determine. No compensation paid under this Plan shall be for “personal and account maintenance services and expenses” as defined in the Service Plan adopted by the Trust’s Board of Trustees in connection with the Funds’ Cash Management Shares.
          (b) Distribution services and expenses for which the Distributor may be compensated pursuant to this Plan include, without limitation: compensation paid to and expenses incurred by brokers and dealers who are members of the Financial Industry Regulatory Authority (“FINRA”), other financial services firms that have entered into an agreement with the Distributor or their respective officers, sales representatives and employees; compensation paid to and expenses incurred by the Distributor and any of its officers, sales representatives and employees, including allocable overhead, travel and telephone expenses, who engage in or support distribution of a Fund’s Cash Management Shares; printing of reports and prospectuses for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials.
          (c) Appropriate adjustments to payments made pursuant to clause (a) of this paragraph 1 shall be made whenever necessary to ensure that no payment is made by the Trust on behalf of a Fund in excess of limitations imposed by applicable FINRA rules.
     2. This Plan shall not take effect until the Plan, together with any related agreement, has been approved by votes of a majority of both: (a) the Board of Trustees of the Trust; and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined by the Act) (the “Independent Trustees”) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreement.
     3. This Plan shall remain in effect until June 30, 2010 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 2.
     4. The Distributor shall provide to the Board of Trustees of the Trust and the Board shall review, at least quarterly, a written report of distribution services and expenses and the purposes for which such services were performed and expenses were incurred.
     5. This Plan may be terminated with respect to a Fund at any time by a vote of a majority of the Independent Trustees who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it or by vote of a majority of the outstanding Cash Management Shares of such Fund. The Trust authorizes the Distributor, if the Distributor so elects, to assign to a third party any payments that the Distributor is entitled to receive for the Distributor’s services hereunder free and clear of any offset, defense or counterclaim the Trust may have against the Distributor (it being understood that the foregoing does not constitute a waiver of any claim the Trust or a Fund may have against the Distributor) and except to the extent that any change or modification after the date hereof of: (a) the provisions of the Act, the rules and regulations thereunder or other applicable law; or (b) any interpretation of the Act, the rules and regulations thereunder or other applicable law shall restrict the Distributor’s right to make such transfer free and clear of any offset, defense or counterclaim.
     6. This Plan may not be amended with respect to any Fund to increase materially the amount of compensation payable pursuant to paragraph 1 hereof unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding Cash Management Shares of such Fund, except to the extent that the approval of another class of such Fund is required in accordance with Rule 18f-3 under the Act, in which case the approval of a majority (as defined in the Act) of the outstanding voting securities of such class shall also be required. No material amendment to the Plan shall be made unless approved in the manner provided in paragraph 2 hereof.
     7. While this Plan is in effect, the selection and nomination of the Independent Trustees of the Trust shall be committed to the discretion of the Independent Trustees.
     8. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 4 hereof, for a period of not less than six years from the date of the Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.
     9. This Plan relates only to the Cash Management Shares of a Fund, and the fee determined in accordance with paragraph 1 shall be based upon the average daily net assets of the Fund attributable to Cash Management Shares. The obligations of the Trust and the Funds hereunder are not personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Trust’s property allocable to Cash Management Shares shall be bound. No series of the Trust shall be responsible for the obligations of any other series of the Trust.

     IN WITNESS WHEREOF, the Trust, on behalf of each Fund, and the Distributor have executed this Plan of Distribution as of the day and year first above written.

GOLDMAN SACHS TRUST
By:	/s/ James A. McNamara
James A. McNamara
President of the Trust

GOLDMAN, SACHS & CO.
By:	/s/ James A. McNamara
James A. McNamara
Managing Director